Exhibit 10.3


[XL CAPITAL LOGO]

                                                            XL CAPITAL LTD
                                                            XL House
                                                            One Bermudiana Road
                                                            P.O. Box HM2245
                                                            Hamilton HM 11
                                                            Bermuda
                                                            Tel: (441) 295-7135
                                                            Fax: (441) 292-8618
                                      August 9, 2006        www.xlcapital.com

CONFIDENTIAL

Christopher Greetham
4 Tuckers Town Road
St. Georges HS02
Bermuda

Dear Chris:

     This letter will confirm the understanding between XL Capital Ltd (the "Company") and you as a consultant to the Company, as follows:

     1. You are hereby retained by the Company to render such advice and counsel to your successor and the Chief Executive Officer of the Company on matters relating to the investment portfolio, investment strategies and XL Capital Investment Partners as may reasonably be requested by Sarah Street, Brian O'Hara or his/her designees, and agree to devote sufficient time to the services required herein as shall be reasonably necessary to discharge these duties.

     2. The term of this Agreement shall commence as of January 1, 2007 and shall terminate on December 31, 2007. However, either you or the Company may terminate this agreement at any time prior to December 31, 2007, by providing the other party with 10 days written notice of such termination. No later than 15 days prior to the expiration of this agreement, the Company will present to you an extension of this agreement, for your consideration, if such an extension is desired.

     3. A. The Company agrees to pay, and you agree to accept, as full compensation for such assignment a fee of $250,000 per year for all services to be rendered herein. It is not intended that the compensation received by you hereunder constitute "wages" for purposes of federal, state or local withholding taxes, insurance contributions taxes and unemployment taxes, and you agree that you will be responsible for the payment of any taxes owed.

          B. The Company shall reimburse you for such reasonable out-of-pocket expenses as you may incur in connection with the rendition of services contemplated hereby, upon presentation to the Company of appropriate documentation.

          C. The Company agrees to reimburse you for two (2) business class round-trip tickets from Bermuda to London for your wife to accompany you on trips that you may be making for the rendition of services contemplated hereby, upon presentation to the Company of appropriate documentation.

          D. In addition, should there be any "CAPITAL EVENTS" that relate to value created by investments entered into by XL Capital Investment Partners, you will receive a payment based on your contributions toward creating the added value for the investment, at the sole discretion of the Chief Executive Officer of XL Capital.

     4. During the term of this Agreement and thereafter, you shall keep in confidence and shall not use for your own use or the use of others, or divulge to others, any information pertaining to the business or the Company or its affiliates including, without limitation, secret or confidential information, knowledge, data or plans of the Company or its affiliates, including, without limitation, matters of a business nature such as information about costs and profits, projections, personnel information, records, customer lists, contact persons, customer data, public relation strategy information, corporate communication strategy information, software, sales data, or matters of a creative nature ("Client Information"). Client information shall be considered and kept as the private, proprietary and confidential information of the Company and may not be divulged without the express written authorization of the Company.

     5. You shall perform your services hereunder as an independent contractor, and not as an employee, in accordance with the terms of this Agreement, and you acknowledge that by reason of this Agreement, you shall not be entitled to participate in or enjoy the benefits of any retirement, pension, profit-sharing, group insurance, health insurance or other similar plans which have been or may be instituted by the Company for the benefit of its employees. You also acknowledge that you do not have, nor does this Agreement provide you with, any authority to bind the Company or to expend funds on behalf of the Company and you agree that you may not do so without the express written authorization of the Company.

     6. You agree that during the term of this Agreement, you will not engage in or render any of the services described above in paragraph 1 to any person or organization other than the Company without the prior written consent of the Company. Furthermore, while it is expected that you may maintain directorships with investment affiliates of the Company during the term of this Agreement, you expressly agree to resign such positions if requested to do so by the Company.

     7. In the event of your death or disability that renders you incapable of performing services under this Agreement, you agree that the Company may terminate this Agreement without further obligation.

     8. This arrangement constitutes the complete understanding of the parties. You agree that this Agreement is personal to you and that you will not, by operation of law or otherwise, assign, transfer, or subcontract this Agreement or any of the rights hereunder without the consent of the Company. You further acknowledge that this Agreement and rights hereunder shall be governed by laws of the State of New York. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and shall be enforced to the fullest extent permitted by law.

     If the foregoing accurately sets forth our understanding, please execute this letter in the space provided below and return it to me. An executed copy of this letter is enclosed for your file.

                                                Very truly yours,



                                                By: /s/ Brian M. O'Hara
                                                   ----------------------------
                                                         BRIAN M. O'HARA

ACCEPTED AND AGREED TO:

/s/ Christopher Greetham
----------------------------------------------
CHRISTOPHER GREETHAM

      9/15/06
----------------------------------------------
Date